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EXHIBIT 17

                 EUR. ING. DR. MICHAEL H. SMITH, FIMMM, C. ENG.
                         Natural Resources Development
                            205 Rathmines Road Upper
                                   DUBLIN 6,
                              Republic of Ireland
                             Tel: 00 353 1 498 0206
                           Mobile: 00 353 86 821 7465


Clive de Larrabeiti,
Mayfair Mining and Minerals, Inc.,
South Lodge,
Pax Hill Park,
Lindfield,
West Sussex, RH16 2QV


                                                                  27th June 2007

Dear Clive,

          Resignation as Director of Mayfair Mining and Minerals, Inc.

I am formally tendering my resignation as a director of Mayfair Mining and Minerals Inc, effective from 17.00 hours today the 27th June 2007.


Yours sincerely,

/s/ Michael Smith

Dr Michael Smith, FIMMM, C. Eng.